CONTACT

Michael W. Reid

Chief Operating Officer

- or -

Thomas E. Wirth

Chief Financial Officer

(212) 594-2700

FOR IMMEDIATE RELEASE

SL GREEN REALTY CORP. ANNOUNCES 7.5% INCREASE IN
ANNUAL COMMON STOCK DIVIDEND

NEW YORK, December 8, 2003 - SL Green Realty Corp. (NYSE: SLG) today reported that its Board of Directors has declared a dividend distribution of $0.50 per common share for the quarter ending December 31, 2003, an increase of $0.14 or 7.5% per common share on an annualized basis.  The dividend is payable January 15, 2004 to shareholders of record on the close of business on December 31, 2003.

This distribution reflects the regular quarterly dividend, which is the equivalent of an annualized distribution of $2.00 per common share.  Based on Friday’s closing price, the common share annualized dividend yield is 5.3%.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust (“REIT”) that acquires, owns, repositions and manages a portfolio of Manhattan office properties.  The Company is the only publicly held REIT, which specializes exclusively in this niche.

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Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations.  Actual results could vary from those presented herein.  The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond the Company’s control.  We undertake no obligation to publicly update or revise any of the forward-looking information.  For further information, please refer to the Company’s filings with the Securities and Exchange Commission.